Exhibit 99.1

ADIC Earns Four Cents Per Share in Second Period as Quarterly Sales Top $100 Million for First Time; Margins up 670 BP on 25% Revenue
Growth; #1 Market Share Confirmed

    REDMOND, Wash.--(BUSINESS WIRE)--May 15, 2003--Advanced Digital Information Corporation (Nasdaq:ADIC) today announced sales for its second quarter ended April 30 exceeded $100 million, a first for any quarter in its history. Sales were up almost four percent from the first quarter and up nearly 25 percent from the same period last year. Net income for the period was $2.4 million, or four cents per fully diluted share. Operating income was $2.3 million versus $436,000 in the preceding period and an operating loss of $5.2 million in the second quarter last year.
    "Our very positive revenue and gross margin trends highlight the strength of our position in tape automation as well as the growing acceptance of our connectivity and software technologies in a highly competitive market," commented Chairman and Chief Executive Peter van Oppen. "ADIC has invested heavily to develop storage solutions that integrate connectivity and software technologies applicable in either or both tape and disk environments. These investments are beginning to pay off." Earlier today, the Company announced it had been again named as the market leader for the largest segment of the worldwide tape automation market.
    Gross profit as a percentage of sales reached 32.7 percent for the period, up from 30.7 percent in the preceding quarter and 26.0 percent in the second quarter last year. Operating expenses, primarily sales, marketing and R&D, increased about $1.2 million from the previous quarter, or four percent, and were up more than $4 million, or nearly 17 percent, from the prior year. Excluding acquisition costs incurred during last year's second quarter, operating expenses increased $5.9 million, or nearly 24 percent. Total cash and marketable securities, net of all debt, were approximately $187.5 million at the end of the period.
    "We are delighted to report a third successive quarter demonstrating that our strategy of increasing investment in sales, marketing and R&D during the economic downturn is resulting in growing sales, improved profits and, we believe, escalating benefits for both our customers and shareholders," van Oppen said. "This second quarter has outperformed even our most optimistic expectations at the beginning of the period as well as our most recent guidance during the last week of the quarter."
    Sales of Intelligent Storage Solutions(TM) (ISS), which include elements of ADIC connectivity and software technology and are sold through both branded and OEM sales channels, represented approximately 38 percent of sales in the second quarter, a decrease from 41 percent in the previous quarter and an increase from 29 percent in the second quarter of fiscal 2002. The Company believes that an increasing proportion of ISS sales, whether sold on a branded or OEM basis, will generally result in a likelihood of increasing gross margins as a percentage of sales and that such sales will gradually increase as a proportion of sales in subsequent quarters.
    ADIC's strong position in the library market was underscored by recent analysis by Gartner, Inc. which identified ADIC for the second consecutive year as the largest worldwide supplier of automated tape products using small form-factor half-inch drive technology, a segment that includes all DLT and LTO products. Fara Yale, Research Vice President with Gartner Dataquest and author of the report comments, "We see automated tape systems playing a crucial role in enterprise data storage and protection strategies, and the small form-factor half-inch tape systems are growing in importance within the overall tape automation market, a trend that we expect to continue. Our research again found ADIC to be the revenue and unit volume share leader in this important automation segment."
    OEM shipments to partners, including Dell, Fujitsu-Siemens, HP, IBM and Sun, were 45 percent of total sales for the quarter compared with 48 percent of sales in the preceding period and 45 percent a year ago. A lower proportion of OEM sales generally will tend to result in increasing gross margins as a percentage of sales, according to the Company.
    Despite economic and geopolitical challenges during the quarter ended April 30, the Company said worldwide ADIC-branded business grew 11 percent sequentially and that its OEM business had a much-smaller-than-expected sequential seasonal decline of about four percent. Branded and OEM sales showed annual growth of 27 and 22 percent, respectively, over the same quarter last year. Branded sales outside North America grew 53 percent versus last year as strong growth in Europe was partially offset by temporary disruptions and a sequential decline in Asia.
    Other income is down significantly from the prior year because interest rates earned on cash balances have diminished and because the second quarter of fiscal 2002 included approximately $6.0 million in other income from the sale of covered calls on securities held for investment as well as the sale of marketable securities. Other income for the period just completed reflects interest earnings on investments that are consistent with the Company's investment policy and approximately $700,000 in gains associated with the sale of marketable securities.

    About ADIC

    Advanced Digital Information Corporation (Nasdaq:ADIC) is a leading provider of Intelligent Storage Solutions(TM) to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.(a) The Company's storage management software and storage networking appliances provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers and OEMs, including Cray, Dell, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

    Conference Call

    There will be a conference call to discuss second quarter 2003 results as well as estimates for the third and fourth quarters of fiscal 2003 at 1:30 p.m. PT (4:30 p.m. ET) on May 15, 2003. The call can be accessed live on our website at www.adic.com/ir.

    (a) IDC 2001 worldwide revenue and unit market share data for all automated systems using DLT, SDLT, LTO, 8mm or AIT drives; Gartner Dataquest, 2002 Market Shares and Forecasts for Tape Automation
Systems, F. Yale, August 2002; and, Gartner Dataquest, Tape Automation Systems Market Shares, 2002, F. Yale, April 2003.

    This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect", "anticipate", and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, technical competition or obsolescence, supply constraints, changes in market pricing and production problems. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2002 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
   ADIC is a registered trademark and Intelligent Storage and Intelligent Storage Solutions are trademarks of Advanced Digital Information Corporation. All other product or company names should be considered the property of their owners.


               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts)

                               Three months ended  Six months ended
                                     April 30,          April 30,
                                   2003     2002      2003      2002
                                 --------  -------  --------  --------
Net sales                       $100,642  $80,687  $197,738  $177,410
Cost of sales                     67,728   59,696   134,968   132,617
                                 --------  -------  --------  --------
Gross profit                      32,914   20,991    62,770    44,793
Sales and marketing               14,516   11,958    27,657    22,884
General and administrative         6,172    5,527    12,147    10,939
Research and development           9,967    7,269    20,271    14,070
Acquisition expenses                  --    1,475        --     1,475
                                 --------  -------  --------  --------
Operating profit (loss)            2,259   (5,238)    2,695    (4,575)
Other income, net                  1,426    7,266     3,605    10,209
                                 --------  -------  --------  --------
Income before provision
 (benefit) for income taxes        3,685    2,028     6,300     5,634
Provision (benefit) for income
 taxes                             1,266     (479)    2,195       745
                                 --------  -------  --------  --------
Net income                      $  2,419  $ 2,507  $  4,105  $  4,889
                                 ========  =======  ========  ========
Basic net income per share      $   0.04  $  0.04  $   0.07  $   0.08
                                 ========  =======  ========  ========
Diluted net income per share    $   0.04  $  0.04  $   0.07  $   0.08
                                 ========  =======  ========  ========
Shares used in computing basic
   net income per share           62,343   62,396    62,105    62,235
                                 ========  =======  ========  ========
Shares used in computing
 diluted net income per share     63,073   63,824    62,878    63,959
                                 ========  =======  ========  ========

               ADVANCED DIGITAL INFORMATION CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                                  April 30,  Oct. 31,
                                                     2003      2002
                                                   --------- ---------
                                                         ASSETS
Current assets:
 Cash and cash equivalents                         $159,357  $150,741
 Accounts receivable, net                            87,382    71,383
 Inventories, net                                    37,024    32,296
 Marketable securities                               23,848    24,878
 Other current assets                                20,964    21,800
                                                   ---------  --------
     Total current assets                           328,575   301,098

Property, plant and equipment, net                   49,104    48,722
Service parts for maintenance, net                   24,753    22,936
Marketable securities                                 7,218     7,221
Investments                                           3,228    10,928
Other non-current assets                              7,888     8,232
                                                    --------  --------
                                                   $420,766  $399,137
                                                    ========  ========

                                                   LIABILITIES AND
                                                 SHAREHOLDERS' EQUITY

Current liabilities                                $ 82,485  $ 69,419
Long-term debt                                        1,018       984
Shareholders' equity                                337,263   328,734
                                                    --------  --------
                                                   $420,766  $399,137
                                                    ========  ========

               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                    Six months ended
                                                        April 30,
                                                   -------------------
                                                       2003      2002
                                                   --------- ---------
Cash flows from operating activities:
  Net income                                         $4,105    $4,889
  Adjustments to reconcile net income to net cash
    provided by operating activities:
   Depreciation and amortization                     10,096     7,377
   Allowance for doubtful accounts receivable           494       330
   Inventory obsolescence                             2,962     1,948
   Gain on securities transactions                   (1,412)   (8,179)
   Acquired in-process research and development          --     1,200
   Deferred income taxes                                (54)     (304)
   Tax benefit from exercise of stock options           587     2,029
   Other                                                 27        12
  Change in assets and liabilities:
   Accounts receivable                              (17,013)      280
   Inventories                                       (7,425)    8,306
   Prepaid expenses and other assets                   (544)      190
   Service parts for maintenance                     (3,548)   (4,063)
   Accounts payable                                   5,245       750
   Accrued liabilities                                4,183       (51)
   Income taxes receivable                            1,268     3,649
   Deferred revenue                                   2,364       130
                                                   --------- ---------
Net cash provided by operating activities             1,335    18,493
                                                   --------- ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment          (6,442)  (15,624)
  Purchase of marketable securities                  (2,352)       --
  Proceeds from securities transactions              13,352    20,726
  Purchase of other investments                          --    (2,900)
                                                   --------- ---------
Net cash provided by investing activities             4,558     2,202
                                                   --------- ---------
Cash flows from financing activities:
  Repayment of bank lines of credit and long-term
   debt                                              (1,510)   (1,078)
  Proceeds from short-term borrowings                   781        --
  Repurchase of common stock                           (697)       --
  Proceeds from issuance of common stock for stock
   options and Stock Purchase Plan                    2,861     3,935
                                                   --------- ---------
Net cash provided by financing activities             1,435     2,857
                                                   --------- ---------
Effect of exchange rate changes on cash               1,288        51
                                                   --------- ---------
Net increase in cash and cash equivalents             8,616    23,603
Cash and cash equivalents at beginning of period    150,741   155,274
                                                   --------- ---------
Cash and cash equivalents at end of period         $159,357  $178,877
                                                   ========= =========

    CONTACT: ADIC
             Jon Gacek or Stacie Timmermans, 425/881-8004